                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              POPE & TALBOT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                              POPE & TALBOT, INC.
                             1500 S.W. FIRST AVENUE
                             PORTLAND, OREGON 97201

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 29, 1999

                            ------------------------

    The Annual Meeting of Shareholders of Pope & Talbot, Inc. (the "Company"), a Delaware corporation, will be held at the Riverplace Hotel, 1510 Southwest Harbor Way, Portland, Oregon on Thursday, April 29, 1999, at 2:00 p.m., for the following purposes:

    1. To elect three persons to the Board of Directors of the Company to serve for a term of three years;

    2. To approve and ratify the implementation of the Special Non-employee Director Stock Retainer Fee Plan pursuant to which 300,000 shares of the Company's common stock will be reserved for issuance to non-employee Board members who elect to forego all or a portion of their annual retainer fees and Chairman of the Board fees in exchange for stock option grants under the Plan;

    3.  To ratify the selection of independent public accountants for 1999; and

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Only shareholders of record at the close of business on March 12, 1999 are entitled to receive notice of and to vote at the Annual Meeting.

    It is important that your shares be represented and voted at the Annual Meeting. Whether or not you currently intend to be present personally at the Annual Meeting, you are urged to complete, date, sign and return the accompanying proxy in the enclosed, self-addressed envelope requiring no postage if mailed in the United States. You may still vote in person if you do attend the Annual Meeting.

                                          By order of the Board of Directors

                                          Maria M. Pope
                                          TREASURER AND SECRETARY

Portland, Oregon
March 26, 1999

                                PROXY STATEMENT
                                    GENERAL

    The accompanying proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting to be held April 29, 1999 and at any adjournment thereof. You may revoke it at any time before its use by a written communication to Maria M. Pope, Treasurer and Secretary of the Company, or by a duly executed proxy bearing a later date. Shareholders attending the Annual Meeting may vote their shares in person even though they have already submitted a proxy. Properly executed proxies not revoked will be voted in accordance with the specifications thereon at the Annual Meeting and at any adjournment thereof.

    Only shareholders of record at the close of business on March 12, 1999 are entitled to vote at the Annual Meeting. On that date, the Company had outstanding 13,481,441 shares of common stock entitled to vote. Each share is entitled to one vote except that the election of directors will be conducted pursuant to cumulative voting. Under cumulative voting, each share of common stock is entitled to one vote multiplied by the number of directors to be elected, and that number of votes may be cast for one director or may be distributed among any number of directors as designated by the shareholder or his or her proxy. The Company intends to mail this proxy statement and proxy card, together with the 1998 Annual Report, to its shareholders on March 26, 1999.

    Shares of common stock represented by proxies in the accompanying form that are properly executed and returned to the Company will be voted at the Annual Meeting in accordance with the shareholders' instructions contained in such proxies. Where no such instructions are given, the shares will be voted for the election of directors, as described herein, for approval and ratification of the Special Non-employee Director Stock Retainer Fee Plan and the options granted thereunder, for ratification of Arthur Andersen LLP as the Company's independent public accountants for 1999 and at the discretion of the proxy holders on such other matters as may come before the Annual Meeting.

    A majority of the shares of the Company's common stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting. In all matters other than the election of directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter shall be required. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Abstentions and broker nonvotes are each included in the number of shares present for quorum purposes. Abstentions, which may be specified on all proposals other than the election of directors, are counted in tabulations of the votes cast on proposals presented to shareholders and will have the same effect as negative votes, whereas broker nonvotes are not counted for purposes of determining whether a proposal has been approved.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    The Board of Directors presently consists of nine directors divided into three classes serving staggered three-year terms. Three directors are to be elected at the Annual Meeting, each to hold office until the 2002 Annual Meeting of Shareholders and until a successor has been elected and qualified. All nominees are presently directors. Six directors will continue to serve in accordance with their prior elections. Unless otherwise instructed, the proxy holders named on the enclosed proxy card intend to use the cumulative voting right described above to distribute the votes represented by proxies in such proportion as they shall determine between the three nominees or their substitutes so as to elect the maximum number of such persons. The Board of Directors expects that all of these nominees will be available for election, but if any of these nominees is not so available at the time of the Annual Meeting, proxies received will be voted for a substitute nominee to be designated by the Board of Directors. The Board of Directors unanimously recommends a vote for election of all of the nominees as directors.

CERTAIN INFORMATION REGARDING DIRECTORS AND OFFICERS

    The names of the nominees and the directors continuing in office, their ages, the year each first became a director, their principal occupations during at least the last five years and other directorships held by each are set forth below:

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
                     FOR A THREE-YEAR TERM EXPIRING IN 2002

    KENNETH G. HANNA, age 62, was elected as a director of the Company in 1998. Mr. Hanna is also a member of the Board's Human Resources and Nominating Committee. Mr. Hanna was appointed Public Governor of the Vancouver Stock Exchange in January 1999. Since September 1996, Mr. Hanna has been President and Chief Executive Officer of Aber Resources Ltd., a diamond mining company in Canada. He was previously a partner with Hanna Heppel Bell & Visosky, corporate finance lawyers, from April 1, 1992 to January 31, 1997.

    ROBERT STEVENS MILLER, JR., age 57, has been a director of the Company since 1993. Mr. Miller is also a member of the Board's Audit and Human Resources and Nominating Committees. Since October 1997, Mr. Miller has been the Chairman of the Board of Waste Management, Inc., an international provider of waste management services. Since September 1996, Mr. Miller has been the Vice Chairman of the Board of Morrison Knudsen Corporation, an engineering and construction company, and from April 1995 to September 1996 he was the Chairman of the Board of Morrison Knudsen Corporation. From 1992 to February 1993, he was a senior partner with the investment banking firm of James D. Wolfensohn, Inc. Before that time, he was with Chrysler Corporation, an automobile manufacturer, as the Vice Chairman of the Board from 1990 to 1992 and as the Chief Financial Officer from 1981 to 1990. Mr. Miller is also a director of Federal-Mogul Corporation, Fluke Corporation, Morrison Knudsen Corporation, Symantec, Inc. and Waste Management, Inc.

    HUGO G. L. POWELL, age 54, has been a director of the Company since 1985. Mr. Powell is also a member of the Board's Audit Committee. Since September 1997, Mr. Powell has been Chief Executive Officer-- Americas of Labatt Brewing Company, Ltd., beverage manufacturers and distributors. Before that time, he was Chief Operating Officer--Americas of Labatt Brewing Company, Ltd. from 1994 to September 1997 and was President of Labatt Breweries of Canada from 1992 to 1994.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                             TERM EXPIRING IN 2000

    GORDON P. ANDREWS, age 42, has been a director of the Company since 1994. Mr. Andrews is also a member of the Board's Audit Committee. Since 1982, Mr. Andrews has been associated with Andrews Associates, Inc., a management consulting firm, as a director and in various management positions. He has been the President of Andrews Associates, Inc. since 1993. Mr. Andrews was Vice President of Institutional Sales for Shearson Lehman Brothers from 1990 to 1992.

    PETER T. POPE, age 64, has been a director of the Company since 1962. Since 1971, Mr. Pope has been Chairman of the Board and Chief Executive Officer of the Company. From 1990 to September 1995, he was also President of the Company. Mr. Pope is also a director of the Newhall Land and Farming Company and Pope MGP, Inc. and Pope EGP, Inc., General Partners of Pope Resources.

    BROOKS WALKER, JR., age 70, has been a director of the Company since 1981. Mr. Walker is also a member of the Board's Audit and Human Resources and Nominating Committees. Since 1988, Mr. Walker has been General Partner of Walker Investors, a venture capital investment partnership. Mr. Walker is also a director of AT&T Capital Corporation, The Gap, Inc. and Greylock Management Corporation.

                             TERM EXPIRING IN 2001

    HAMILTON W. BUDGE, age 70, has been a director of the Company since 1967. Mr. Budge is also a member of the Board's Human Resources and Nominating Committee. Before his retirement in 1990, Mr. Budge was a partner in the law firm of Brobeck, Phleger and Harrison LLP and has been of counsel to that firm since his retirement.

    CHARLES CROCKER, age 60, has been a director of the Company since 1986. Mr. Crocker is also a member of the Board's Audit Committee. Since September 1997, Mr. Crocker has served as Chairman of the Board, President and Chief Executive Officer of BEI Technologies, Inc., a diversified electronics company specializing in electronic sensors and motion control products, and as Chairman of the Board of BEI Medical Systems Company, a medical device company specializing in diagnostic and therapeutic products for the women's health care market. From 1974 until September 1997, Mr. Crocker served as Chairman of the Board of BEI Electronics, Inc., a diversified technology firm. He has been President of Crocker Capital, a private venture capital firm, since 1985. Mr. Crocker is also a director of BEI Technologies, Inc., BEI Medical Systems Company, Fiduciary Trust Company International and Keravision, Inc.

    MICHAEL FLANNERY, age 55, has been a director of the Company since September 1995, when he was also elected President of the Company. From August 1987 to September 1995, he was Group Vice President, Wood Products Division for the Company.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth information, as of January 31, 1999, regarding the number of shares of the common stock of the Company beneficially owned by each director, by each of the executive officers named in the Summary Compensation Table below, and by all directors and executive officers as a group.

                                                        AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                                      ---------------------------------------------
                                                                    OPTIONS EXERCISABLE                PERCENT OF
                                                       CURRENTLY     WITHIN 60 DAYS OF                 OUTSTANDING
NAME OF INDIVIDUAL OR IDENTITY OF GROUP                 OWNED(1)     JANUARY 31, 1999      TOTAL      COMMON STOCK
----------------------------------------------------  ------------  -------------------  ----------  ---------------
Gordon P. Andrews...................................    217,384(3)           4,000          221,384          1.6%
Hamilton W. Budge...................................     20,000(4)           4,000           24,000              (2)
Charles Crocker.....................................      1,000              4,000            5,000              (2)
Robert J. Day.......................................       --                6,000            6,000              (2)
Michael Flannery....................................     16,235(4)          74,560           90,795              (2)
Abram Friesen.......................................      1,700             18,696           20,396              (2)
William G. Frohnmayer(6)............................        323             55,930           56,253              (2)
Kenneth G. Hanna....................................      1,000(7)           2,000            3,000              (2)
Ralph Leverton......................................       --               --               --            --
Robert Stevens Miller, Jr...........................      1,000(4)           4,000            5,000              (2)
Peter T. Pope.......................................    419,664(5)         239,650          659,314          4.9%
Hugo G. L. Powell...................................       --                4,000            4,000              (2)
Brooks Walker, Jr...................................      1,600              4,000            5,600              (2)
All directors and executive officers as a group (13
  persons)..........................................    679,906            420,836        1,100,742          8.2%

------------------------

(1) Except as otherwise noted, the directors and named executive officers and all directors and officers as a group have sole voting and investment power with respect to the shares listed.

(2) Less than 1% of the outstanding common stock.

(3) Includes 37,908 shares for which he is cotrustee for his children and 10,600 shares for which his wife is trustee for his children. Mr. Andrews is Emily
    T. Andrews' son. See Beneficial Ownership of Over 5% of Pope & Talbot common stock below.

(4) Investment and voting power shared with his wife.

(5) Includes 80,000 shares for which he shares investment and voting power with Emily T. Andrews and for which he disclaims beneficial ownership. Refer to Emily T. Andrews in table disclosing Beneficial Ownership of Over 5% of Pope & Talbot Common Stock. Also includes 26,945 shares owned by his wife as to which he disclaims beneficial ownership.

(6) Mr. Frohnmayer retired from the Company on June 30, 1998.

(7) Shares are held by an entity of which he is the sole shareholder.

INFORMATION ON THE BOARD OF DIRECTORS AND ITS COMMITTEES

    The Board of Directors has as its two standing committees the Audit Committee and the Human Resources and Nominating Committee. These committees are composed entirely of non-employee directors.

    The Audit Committee is currently composed of Brooks Walker, Jr., Chairman, Gordon P. Andrews, Charles Crocker, Robert Stevens Miller, Jr. and Hugo G. L. Powell. The Audit Committee monitors, on a periodic basis, the performance of the independent public accountants and recommends their engagement or dismissal to the Board of Directors. It also reviews with the independent public accountants the scope and results of their audits and their independence with respect thereto and the adequacy of the Company's accounting and financial controls.

    The Human Resources and Nominating Committee is currently composed of Hamilton W. Budge, Chairman, Kenneth G. Hanna, Robert Stevens Miller, Jr. and Brooks Walker, Jr. The Human Resources and Nominating Committee generally performs the functions of a compensation committee and recommends salary, incentive compensation and bonus arrangements for the Company's senior management to be implemented by the Board of Directors. The Human Resources and Nominating Committee has sole authority to administer the Company's stock option and stock bonus plans and make grants or awards thereunder. It also has the responsibility to make recommendations to the Board of Directors on the Board's compensation and on nomination of Board members. The Human Resources and Nominating Committee will also consider director nominees suggested by shareholders in writing to the Corporate Secretary.

    The Board of Directors held eight meetings during 1998. The Audit Committee held three meetings, and the Human Resources and Nominating Committee held three meetings. Each director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all committees of the Board on which he served.

DIRECTOR REMUNERATION

    Each director of the Company, except Messrs. Flannery and Pope, is paid an annual retainer fee of $18,000 per year. In addition, each director, except Messrs. Flannery and Pope, is paid $1,000 for every Board meeting attended plus $1,000 for each meeting of a standing committee of the Board attended. Directors who are also chairmen of each standing committee are paid an additional $500 for each committee meeting.

    Under the automatic option grant program in effect under the Company's 1996 Non-employee Director Stock Option Plan (the "Director Plan"), an individual who first becomes a Non-employee member of the Board will receive an automatic option grant for 2,000 shares of the Company's common stock upon commencement of Board service, and each individual with six or more months of Board service will receive an automatic option grant for an additional 1,000 shares at each Annual Meeting of Shareholders at which he continues to serve as a Non-employee Board member, whether or not he is standing for reelection at that particular meeting. Each option has a term of 10 years and is exercisable immediately upon grant. On April 30, 1998, the date of the 1998 Annual Meeting of Shareholders, each Non-employee Board member received an automatic option grant under the Director Plan for 1,000 shares of common stock with an exercise price of $15.6875 per share, the fair market value per share of common stock on the grant date. On July 29, 1998, Mr. Hanna received an automatic option grant under the

Director Plan for 2,000 shares of common stock with an exercise price of $10.875 per share, the fair market value per share of common stock on the date of the grant.

    No other compensation is paid to the non-employee members of the Board with respect to their service on the Board.

         BENEFICIAL OWNERSHIP OF OVER 5% OF POPE & TALBOT COMMON STOCK

    The following table lists beneficial owners of more than 5% of Pope & Talbot, Inc. common stock as of December 31, 1998.

                                                                 VOTING POWER       INVESTMENT POWER
                                                              ------------------   ------------------            PERCENT
                                                               SOLE     SHARED      SOLE     SHARED      TOTAL   OF CLASS
                                                              -------  ---------   -------  ---------   -------  --------
Emily T. Andrews(1) ........................................  874,615  80,000(2)   874,615  80,000(2)   954,615    7.1%
  600 Montgomery Street
  San Francisco, CA 94111

National Rural Electric ....................................  856,000    --        856,000    --        856,000    6.4%
  Cooperative Association
  4301 Wilson Boulevard
  Arlington, VA 22203

Dimensional Fund Advisors Inc.(3) ..........................  926,721    --        926,721    --        926,721    6.9%
  1299 Ocean Avenue
  11th Floor
  Santa Monica, CA 90401

------------------------

(1) Emily T. Andrews is the mother of Gordon P. Andrews. See table disclosing Security Ownership of Management.

(2) Represents shares for which she shares voting and investing power with Peter
    T. Pope and for which she disclaims beneficial ownership. Refer to Peter T. Pope in table disclosing Security Ownership of Management.

(3) Information provided in shareholder's Schedule 13G indicates that shares reported are owned by advisory clients of the company, no one of which owns more than 5% of such shares, and that the company disclaims beneficial ownership of all such shares.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth the compensation earned by the Company's Chief Executive Officer, and each of the Company's other executive officers whose compensation for the 1998 fiscal year was in excess of $100,000, for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1998, 1997 and 1996, respectively. The individuals named in such table will be subsequently referred to as the "Named Executive Officers." Mr. William Frohnmayer is also included in such table on the basis of the salary and bonus he earned for the 1998 fiscal year although he retired from the Company before the end of such fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                                          LONG-TERM
                                                                   ANNUAL COMPENSATION                  COMPENSATION
                                                          --------------------------------------   -----------------------
                                                                                       OTHER
                                                                                       ANNUAL      OPTIONS/    ALL OTHER
                                                            SALARY       BONUS      COMPENSATION     SARS     COMPENSATION
NAME AND PRINCIPAL POSITION                         YEAR    ($)(1)       ($)(1)         ($)          (#)         ($)(2)
--------------------------------------------------  ----  ----------   ----------   ------------   --------   ------------
Peter T. Pope ....................................  1998  471,268        --            --            --          5,000
  Chairman of the Board                             1997  449,666      162,359         --            --          4,750
  and Chief Executive Officer                       1996  428,820        --            --           40,000       4,750

Michael Flannery .................................  1998  340,768        --            --            --          5,000
  President and                                     1997  292,700       90,586         --           30,000       4,750
  Chief Operating Officer                           1996  277,049        --            --           35,000       4,750

Robert J. Day(3) .................................  1998  210,838        --            --            --          4,617
  Senior Vice President and                         1997   85,420       30,751        17,483(4)     30,000       2,050
  Chief Financial Officer                           1996    --           --            --            --          --

Ralph Leverton(5) ................................  1998  167,042(6)     --          106,887(7)     10,000     374,273(8)
  Vice President-Division Mgr.                      1997    --           --            --            --          --
  Pulp Division                                     1996    --           --            --            --          --

Abram Friesen(9) .................................  1998  187,605(10)    --           60,180(4)      --          2,400
  Vice President-Division Mgr.                      1997  177,711(11)   82,480         --           15,000       --
  Wood Products Division                            1996  170,370(11)    --            --           14,000       --

William G. Frohnmayer(12) ........................  1998  101,318        --           31,481(13)     --        463,776(14)
  Vice President-Division Mgr.                      1997  197,386       33,226         --            --          4,750
  Fiber Products Division                           1996  187,698        --            --           14,000       4,750

------------------------

 (1) Includes salary and bonus deferred under the Company's Tax Deferred Savings Plan.

 (2) Consists of contributions made by the Company to the Tax Deferred Savings Plan on behalf of each Named Executive Officer.

 (3) Mr. Day was hired as Senior Vice President and Chief Financial Officer in August 1997.

 (4) Includes payment by the Company of certain moving expenses incurred by Messrs. Day and Friesen in relocating to Portland, Oregon.

 (5) Mr. Leverton is President and Chief Operating Officer of Harmac Pacific Inc. ("Harmac"), majority ownership of which was acquired by the Company on February 2, 1998. Mr. Leverton was named Vice President-Division Manager, Pulp Division in September 1998.

 (6) Includes salary paid by Harmac from February 2 through August 31, 1998. Mr. Leverton's compensation was paid in Canadian dollars and is reflected above in U.S. dollars using an exchange rate of .6517.

 (7) Includes payment by the Company of certain moving expenses. Also includes payment of banked vacation benefits payable upon his transfer from Harmac of $52,333 which is reflected above in U.S. dollars using an exchange rate of .6517.

 (8) Upon acquisition of a majority interest in Harmac by the Company, Mr. Leverton was entitled to elect to terminate his employment and to receive a severance allowance equal to three times the sum of his 1998 salary and the average of the bonuses paid to him in the three preceding fiscal years. In order to induce Mr. Leverton to provide continuity of management by remaining with Harmac after the acquisition of control by the Company, Harmac entered into an agreement with Mr. Leverton under which his employment contract was amended to provide for the immediate payment to him of two-thirds of the stipulated severance allowance, and for the further payment to him if his employment should be terminated, voluntarily or involuntarily, before July 31, 1999, of the remaining one-third. The amount stated under the heading also includes financial advisory expenses totaling $5,906 paid by Harmac on his behalf, as well as the contribution to a share purchase plan. The above compensation is reflected in U.S. dollars using an exchange rate of .6517. This amount also includes contributions of $3,680 by the Company to the Tax Deferred Savings Plan.

 (9) Mr. Friesen was named Vice President-Division Manager, Wood Products Division in February 1996. Before February 1996, Mr. Friesen did not hold the office of an executive officer of the Company; however, Mr. Friesen did serve as President of Pope & Talbot Ltd., a wholly-owned Canadian subsidiary of the Company.

 (10) Mr. Friesen was relocated to Portland, Oregon on August 1, 1998. Mr. Friesen was compensated in Canadian dollars through July 31, 1998. From August 1, 1998 to December 31, 1998 Mr. Friesen was compensated in U.S. dollars. The 1998 compensation in Canadian dollars is reflected above in U.S. dollars using an exchange rate of .6517.

 (11) Mr. Friesen was compensated in Canadian dollars. The compensation above reflects the conversion to U.S. dollars using year-end 1997 and 1996 Canadian to U.S. exchange rates of .6992 and .7297, respectively.

 (12) Mr. Frohnmayer retired from the Company on June 30, 1998.

 (13) Consists of payment by the Company to Mr. Frohnmayer of earned vacation benefits upon his retirement.

 (14) In addition to contributions of $5,000 made by the Company to the Tax Deferred Savings Plan, this amount consists of (i) the actuarial present value of the additional pension benefits to which Mr. Frohnmayer became entitled in connection with his retirement totaling $143,676, (ii) a consulting agreement for one year of $140,000, (iii) a retirement cash bonus of $150,000, (iv) a vehicle valued at $21,000 and (v) a retirement gift valued at $4,100.

STOCK OPTION AND STOCK APPRECIATION RIGHTS

    The following table contains information concerning the grants of stock options and stock appreciation rights ("SARs") made under the Company's Stock Option and Appreciation Plan ("Stock Option Plan") for the 1998 fiscal year to the Named Executive Officers:

                           OPTION/SAR GRANTS IN 1998

                                                                                                                  POTENTIAL
                                                                                                                  REALIZABLE
                                                                       INDIVIDUAL GRANTS                       VALUE AT ASSUMED
                                                    --------------------------------------------------------        ANNUAL
                                                                     % OF TOTAL                                 RATES OF STOCK
                                                      NUMBER OF     OPTIONS/SARS                                    PRICE
                                                     SECURITIES      GRANTED TO                                APPRECIATION FOR
                                                     UNDERLYING      EMPLOYEES     EXERCISE OR                  OPTION TERM(2)
                                                    OPTIONS/SARS     IN FISCAL      BASE PRICE    EXPIRATION   ----------------
                                                    GRANTED(1)(2)       YEAR        ($/SHARE)        DATE       5%($)   10%($)
                                                    -------------   ------------   ------------   ----------   -------  -------
Peter T. Pope.....................................     --              --             --             --          --       --
Michael Flannery..................................     --              --             --             --          --       --
Robert J. Day.....................................     --              --             --             --          --       --
Abram Friesen.....................................     --              --             --             --          --       --
William G. Frohnmayer.............................     --              --             --             --          --       --
Ralph Leverton....................................     10,000           13.1         11.0625       7/27/08      69,571  176,308

------------------------

(1) Options become exercisable for the option shares in a series of 5 equal and successive annual installments, beginning April 29, 1999 for Ralph Leverton. Each option becomes immediately exercisable for all of the option shares in the event the Company is acquired by merger or sale of substantially all of the Company's assets or outstanding common stock, unless the option is assumed or otherwise replaced by the acquiring entity. Upon the termination of the optionee's employment within 18 months after (i) an acquisition of the Company which does not otherwise result in the immediate acceleration of the option or (ii) any hostile change in control of the Company effected by tender offer for 25% or more of the outstanding common stock or proxy contest for Board membership, the option will become immediately exercisable for all of the option shares. Option acceleration will, however, in all instances be limited so as to avoid excess parachute payments under the federal tax laws. For further information concerning these option acceleration provisions, please see the section below entitled Employment Contracts and Change in Control Arrangements. Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee's cessation of service with the Company.

(2) The potential realizable value illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their maximum 10-year term, assuming the specified compounded rates of appreciation on the Company's common stock over the option term. However, there is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock does in fact appreciate over the option term, no value will be realized from the option grants made to the executive officers. In addition, these assumed values do not take into account option provisions which trigger the termination of the option following cessation of employment, the nontransferability of the options and the vesting schedule in effect for each option which is contingent upon continuous service with the Company for periods of up to 5 years.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information with respect to the Named Executive Officers concerning exercised options during 1998 and unexercised options held as of the end of that fiscal year.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                                                    VALUE REALIZED      NUMBER OF SECURITIES
                                                     (MARKET PRICE     UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                         SHARES           AT                  OPTIONS                   IN-THE-MONEY
                                       ACQUIRED ON   EXERCISE LESS          AT FY-END(#)          OPTIONS AT FY-END($)(1)
                                        EXERCISE       EXERCISE      --------------------------  --------------------------
NAME                                       (#)         PRICE)($)     EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-------------------------------------  -----------  ---------------  -----------  -------------  -----------  -------------
Peter T. Pope........................      --             --            254,560         46,280       --            --
Michael Flannery.....................      --             --             57,370         55,940       --            --
Robert J. Day........................      --             --              6,000         24,000       --            --
Abram Friesen........................      --             --             14,816         22,280       --            --
William G. Frohnmayer................      --             --             55,930         14,420       --            --
Ralph Leverton.......................      --             --             --             10,000       --            --

------------------------

(1) Based upon the market price of $8.375 per share, which was the closing selling price of the Company's common stock on the last day of the 1998 fiscal year, less the exercise price payable per share.

PENSION PLANS

    The following table shows the estimated annual pension benefits payable in the aggregate to a covered participant as a single life annuity beginning at normal retirement age (age 65) under the Company's qualified defined benefit pension plan and the nonqualified supplemental pension plans which provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code and other applicable limitations on qualified plan benefits. The estimated benefits are based upon the remuneration that is covered under the plans and years of service with the Company and its subsidiaries and are not subject to offsets for Social Security retirement benefits:

                               PENSION PLAN TABLE

   FINAL                           YEARS OF SERVICE
  AVERAGE     ----------------------------------------------------------
   SALARY         15          20          25          30          35
------------  ----------  ----------  ----------  ----------  ----------
 $  100,000   $   25,871  $   34,494  $   43,118  $   45,618  $   48,118
    125,000       33,371      44,494      55,618      58,743      61,868
    150,000       40,871      54,494      68,118      71,868      75,618
    175,000       48,371      64,494      80,618      84,993      89,368
    200,000       55,871      74,494      93,118      98,118     103,118
    225,000       63,371      84,494     105,618     111,243     116,868
    250,000       70,871      94,494     118,118     124,368     130,618
    300,000       85,871     114,494     143,118     150,618     158,118
    350,000      100,871     134,494     168,118     176,868     185,618
    400,000      115,871     154,494     193,118     203,118     213,118
    450,000      130,871     174,494     218,118     229,368     240,618
    500,000      145,871     194,494     243,118     255,618     268,118

    A participant's compensation covered by the Company's pension plan is his or her average salary for the five consecutive calendar plan years within the last 10 years of the participant's career for which such average is the highest or, in the case of a participant who has been employed for fewer than five full calendar years, the period of his or her employment with the Company. Covered compensation estimated for Named Executive Officers as of the end of the last calendar year is as follows: Mr. Pope, $475,008; Mr. Flannery, $350,004; Mr. Day, $212,004; Mr. Leverton, $210,300; Mr. Friesen, $210,300; and Mr.
Frohnmayer, $204,624. The estimated years of service for each Named Executive Officer is as follows: Mr. Pope, 33 years; Mr. Flannery, 12 years; Mr. Day, 2 years; Mr. Leverton, 24 years; Mr. Friesen, 11 years; and Mr. Frohnmayer, 21 years. For Mr. Leverton, years of service included years of service with Harmac. His benefit is calculated under the Company's formula and then offset with the Harmac benefit. Refer to Employment Contracts, Change in Control Arrangements and Retirement Arrangements for discussion of Mr. Frohnmayer's retirement benefits and Mr. Leverton's employment arrangement.

EMPLOYMENT CONTRACTS, CHANGE IN CONTROL ARRANGEMENTS AND RETIREMENT ARRANGEMENTS

    The Company does not have any employment agreements with any of the executive officers named in the Summary Compensation Table. However, on February 5, 1998, the Company entered into new severance agreements with each of the Named Executive Officers that replaced their existing severance agreements. Under the new agreements, the executive officers will be entitled to certain benefits if their employment is involuntarily terminated (other than for cause) within 18 months following a change in control of the Company. Involuntary termination is defined in each severance agreement as the officer's involuntary dismissal (other than for cause) by the Company or his resignation in connection with a material reduction in his duties, a reduction in his level of compensation by more than 20% or a relocation of his principal place of employment by more than 50 miles.

    Upon such an involuntary termination, the officer will be entitled to the following severance benefits: (i) a cash severance payment equal to two times his annual rate of base salary plus one times his target bonus for the year in which such termination occurs, (ii) accelerated vesting of all of his outstanding stock options and (iii) continued health care coverage for himself and his eligible dependents for up to 18 months at the Company's expense. However, the total benefit package (as valued under the federal parachute tax laws and regulations) will be limited to 2.99 times the officer's average W-2 wages from the Company for the five calendar years immediately preceding the calendar year in which the change in control occurs. This limitation is designed to prevent the benefit package from becoming an excess parachute payment under the federal tax laws.

    Each severance agreement contains a detailed procedure for valuing the officer's total benefit package and determining whether or not the total value of the package exceeds the parachute payment limitation. In no event, however, will benefits be reduced if they are found to represent reasonable compensation for the officer's services with the Company before involuntary termination.

    For purposes of each severance agreement, a change in control will be deemed to occur upon (i) the successful acquisition of securities possessing more than 25% of the total combined voting power of the Company's outstanding securities pursuant to a transaction or series of related transactions that the Board does not at any time recommend the Company's shareholders to approve, (ii) a change in the composition of the Board over a period of 36 consecutive months or less such that a majority of the Board ceases, by reason of one or more contested elections for Board membership, to be composed of individuals who either (A) have been members of the Board continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the

Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board, (iii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Company or (iv) any merger or consolidation in which securities possessing more than 50% of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately before such transaction.

    In the event benefits were to become due in the year ending December 31, 1999 under the severance agreements currently in effect for the executive officers listed in the Summary Compensation Table, the maximum amounts payable would be as follows: Mr. Pope, $1,669,249; Mr. Flannery, $1,072,828; Mr. Day, $677,854; Mr. Leverton, $638,797; and Mr. Friesen, $630,070. Mr. Friesen was compensated in Canadian dollars from January 1, 1998 to July 31, 1998 and this maximum amount payable has been converted to U.S. dollars using the year-end 1998 exchange rate of .6517. Upon acquisition of control of Harmac by the Company, Mr. Leverton was entitled to elect to terminate his employment and to receive a severance allowance equal to three times the sum of his 1998 salary and the average of the bonuses paid to him in the three preceding fiscal years. In order to induce Mr. Leverton to provide continuity of management by remaining with Harmac after the acquisition of control by the Company, Harmac entered into an agreement with Mr. Leverton under which his employment contract was amended to provide for the immediate payment to him of two-thirds of the stipulated severance allowance, and for the further payment to him if his employment should be terminated, voluntarily or involuntarily, before July 31, 1999, of the remaining one-third. Mr. Leverton may benefit from either, at his election, but not both of (i) the change in control severance agreement from the Company or
(ii) the agreement with Harmac before July 31, 1999. After that date Mr. Leverton is eligible only for the Change in Control Agreement with the Company.

    The Human Resources and Nominating Committee of the Company's Board of Directors approved a special early retirement arrangement for Mr. Frohnmayer pursuant to which he retired from the Company on June 30, 1998. Under the arrangement, Mr. Frohnmayer was provided the following benefits upon his retirement: (i) pension benefits calculated under the Company's pension plans as if he had continued in employment for an additional two years through age sixty-two and his salary had increased at the rate of 3% per year over that two-year period, present value of $143,676, (ii) continued health care coverage through age 65, (iii) a cash bonus equal to $150,000, (iv) a three-year period following his retirement date in which to exercise his outstanding options for any shares for which those options were exercisable on his retirement date, (v) a consulting agreement for one year of $140,000 and (vi) a vehicle, valued at $21,000. Refer to Summary Compensation Table, Aggregated Option Exercises and Holdings, and Pension Plans for related information.

                HUMAN RESOURCES AND NOMINATING COMMITTEE OF THE
                               BOARD OF DIRECTORS
                         EXECUTIVE COMPENSATION REPORT

    The Human Resources and Nominating Committee of the Board of Directors has furnished the following report on executive compensation.

    It is the duty of the Human Resources and Nominating Committee to set the base salary of the Company's executive officers and to administer the Company's Stock Option and Appreciation Plan under which grants may be made to such officers and other key employees. In addition, the Human Resources and Nominating Committee administers the Company's Executive Incentive Plan under which the Company's executive officers and other key employees may earn additional bonus amounts each year based upon individual performance and the Company's attainment of specified performance goals.

GENERAL COMPENSATION POLICY

    The fundamental policy of the Human Resources and Nominating Committee in compensation matters is to offer the Company's executive officers competitive compensation opportunities based upon their personal performance and their contribution to the financial success of the Company. It is an objective of this policy to have a substantial portion of each officer's total annual compensation contingent upon the achievement of financial objectives and performance goals. Accordingly, each executive officer's compensation package is composed of three elements: (i) base salary that is designed primarily to be competitive with base salary levels in effect both at companies within the forest products industry that are of comparable size to the Company and at companies outside of such industry with which the Company competes for executive talent, (ii) annual variable performance awards payable in cash and tied to the achievement of performance goals, financial or otherwise, established by the Human Resources and Nominating Committee and (iii) long-term stock-based incentive awards that strengthen the mutuality of interests between the executive officers and the Company's shareholders. As an employee's level of responsibility and accountability within the Company increases over time, a greater portion of his or her total compensation is intended to be dependent upon Company and personal performance and stock price appreciation rather than upon base salary.

    To facilitate the implementation of these policies, the Human Resources and Nominating Committee has in the past employed, and expects to continue to employ, the services of a nationally recognized, independent compensation consulting firm.

    FACTORS. The principal factors that were considered by the Human Resources and Nominating Committee in establishing the components of each officer's compensation package for 1998 are summarized below:

    - BASE SALARY. The base salary for each executive officer is determined on the basis of internal comparability considerations and the base salary levels in effect for comparable positions at comparable companies, both inside and outside the industry. Within the forest products industry the peer group consists of 34 companies of which 21 are included in the Value Line Paper and Forest Products Index, which is included in the stock price performance graph on page 16. The base salary level for executive officers is generally at the median level determined for such individuals on the basis of the external salary data provided to the Human Resources and Nominating Committee by the independent compensation consulting firm. Salaries are reviewed on an annual basis and, subject to individual performance, with adjustments to each executive officer's base salary based upon salary increases paid by the Company's competitors.

    - ANNUAL INCENTIVE COMPENSATION. An annual bonus may be earned by each executive officer under the terms of the Executive Incentive Plan, provided the Company's earnings for the fiscal year exceed 4% of shareholder equity, as measured at the start of that year. Bonuses under this program are based on the following factors: (i) the extent to which the company-wide performance objective was obtained, (ii) earnings achieved at the division level, for those executives who are division leaders rather than corporate officers and (iii) personal performance. The target bonus for each executive officer was established by the Human Resources and Nominating Committee at the start of the year, with the target bonus per executive officer set at 25% to 35% of base salary (in accordance with his position at the Company) and the maximum bonus limited to a range between 50% and 70% of base salary for the year. The Company did not meet the minimum corporate performance thresholds established for 1998 and, therefore, no cash bonus payments were made to any of the executive officers named in the Summary Compensation Table.

    - LONG-TERM INCENTIVE COMPENSATION. In 1998, the Human Resources and Nominating Committee approved the grant of a nonstatutory stock option to one newly hired executive officer under the Company's Stock Option and Appreciation Plan. This grant is designed to align the interests of this executive officer with those of the Company's shareholders and provide this individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Although option grants continue to be an integral part of the Company's compensation program for executives, no options were granted in 1998 to executive officers other than to new hires because the Human Resources and Nominating Committee believed that existing options provided adequate incentives for the next year.

      Each option grant allows the officer to acquire shares of the Company's common stock at a fixed price per share (the market price on the date preceding the grant date) over a specified period of time (up to 10 years). The exercisability of these stock options generally vests in equal installments over a five-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company for one or more years during which the option vests, and then only if the market price of the underlying shares appreciates over the option term.

DEDUCTIBILITY OF COMPENSATION

    Section 162(m) of the Internal Revenue Code limits to $1 million per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. The levels of salary and bonus generally paid by the Company do not exceed this limit. Upon the exercise of nonstatutory stock options the excess of the current market price over the option price (option spread) is treated as compensation and, therefore, it may be possible for option exercises by an officer in any year to cause the officer's total compensation to exceed $1 million. Under IRS regulations, option spread compensation from options that meet certain requirements will not be subject to the $1 million cap on deductibility, and it is the Company's current policy generally to grant options that meet those requirements.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    In setting the compensation payable to the Company's Chief Executive Officer, Mr. Pope, the Human Resources and Nominating Committee has sought to establish a competitive rate of base salary, while at the same time tying a significant percentage of his overall compensation package to individual and Company performance and stock price appreciation.

    Mr. Pope's base salary is established through an evaluation of salaries paid to similarly situated chief executive officers both at companies in the forest products industry that are of comparable size to the Company and at companies in other industries with which the Company competes for executive personnel. These same companies form the peer group for comparative compensation purposes for all other executive officers of the Company. In setting Mr. Pope's base salary, it is the intent of the Human Resources and Nominating Committee to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors. For the 1998 fiscal year, Mr. Pope's base salary was set approximately at the median level in effect for chief executive officers at the surveyed companies. In February 1999, the Human Resources and Nominating Committee conducted its annual review of Mr. Pope's base salary level and increased his base salary by 3.5% effective March 1, 1999. The increase was designed to maintain Mr. Pope's base salary at approximately the median level for chief executive officers at the surveyed companies.

    The Company did not meet the minimum corporate performance thresholds established under the Executive Incentive Plan; therefore, no cash incentive payments were made to Mr. Pope for 1998.

    The Human Resources and Nominating Committee did not grant stock options to Mr. Pope for 1998.

                    HUMAN RESOURCES AND NOMINATING COMMITTEE

Hamilton W. Budge        Robert Stevens Miller,
                         Jr.
Kenneth G. Hanna         Brooks Walker, Jr.

                            STOCK PERFORMANCE CHART

    The following chart compares the yearly percentage change in the cumulative total shareholder return on the Company's common stock during the five fiscal-year period ended December 31, 1998 with the cumulative total return on the S&P 500 Index, the Russell 2000 Index, and the Value Line Paper and Forest Products Index for that same period. The Company has selected the Russell 2000 Index as a comparable broad market index for 1998. The change from the S&P 500 Index was made to provide companies of comparable market capitalization. Both indices are presented below. The comparison assumes $100 was invested on December 31, 1993 in the Company's common stock and in each of the foregoing indices and assumes reinvestment of dividends.

                      COMPARATIVE FIVE-YEAR TOTAL RETURNS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             POPE & TALBOT, INC.    STANDARD & POORS 500   RUSSELL 2000  PAPER & FOREST PRODUCTS
1993                        100.00                 100.00        100.00                   100.00
1994                         57.23                 101.60         98.02                   102.65
1995                         50.21                 139.71        125.89                   121.69
1996                         63.21                 172.18        146.59                   142.24
1997                         62.78                 229.65        179.13                   165.41
1998                         37.17                 294.87        174.23                   154.40

    Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Executive Compensation Report and the preceding Stock Performance Chart shall not be incorporated by reference into any such filings; nor shall such Report or Chart be incorporated by reference into any future filings.

                 SECTION 16(a)--BENEFICIAL OWNERSHIP COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of the Company's common stock and other equity securities. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports filed.

    Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that there was compliance for the fiscal year ended December 31, 1998 with all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than 10% beneficial owners except that Mr. Walker did not report on a timely filed Form 4 an acquisition of 10,000 shares held by the M.K. Walker Trust, of which Mr. Walker is Trustee.

                                 PROPOSAL NO. 2
                         SPECIAL NON-EMPLOYEE DIRECTOR
                            STOCK RETAINER FEE PLAN

    The Company's shareholders are being asked to approve and ratify the Special Non-employee Director Stock Retainer Fee Plan (the "Special Plan") pursuant to which the non-employee Board members will be allowed to apply all or a portion of their annual retainer fees and any Chairman of the Board fees for the year to the acquisition of options to purchase shares of the Company's common stock in lieu of the receipt of those fees in cash.

    The purpose of the Special Plan is to promote the interests of the Company and its shareholders by offering non-employee Board members the opportunity to enhance their equity interest in the Company through the receipt of stock option grants in lieu of cash fees and thereby align their compensation more closely with the economic return realized by the shareholders.

    The principal features of the Special Plan are summarized below. The summary is not, however, intended to be a complete description of all the provisions of the Special Plan. A copy of the Special Plan is attached to the Proxy statement as Exhibit I.

    The Special Plan was approved by the Board on December 10, 1998 and became effective on January 4, 1999, subject to shareholder approval of this Proposal.

STOCK RETAINER FEE PLAN

    Under the Special Plan, each non-employee Board member will have the opportunity to apply all or a portion of his annual retainer fee and Chairman of the Board fees for the year to the acquisition of options to purchase shares of common stock of the Company. All grants under the Special Plan will be made in strict compliance with the provisions of the plan document, and no administrative discretion with respect to such grants will be exercised by the Board or any committee of the Board. Shareholder approval of this Proposal will constitute approval of each option grant made pursuant to the provisions of the Special Plan summarized below and the subsequent exercise of that option in accordance with those provisions.

    Non-employee Board members also participate in the Company's 1996 Director Plan. Under that plan, each individual who first becomes a non-employee Board member will receive an automatic option grant for 2,000 shares of common stock upon commencement of Board service, and each individual with six or more months of Board service will receive an automatic option grant for an additional 1,000 shares at each Annual Meeting of Shareholders at which he continues to serve as a non-employee Board member. Each such option will have an exercise price per share equal to the fair market value per share of the Company's common stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each option will be immediately exercisable for all the option shares as fully vested shares of common stock.

    The maximum number of shares of common stock issuable under the Special Plan is limited to 300,000 shares. The common stock will be made available from authorized but unissued shares of common stock or from shares of common stock reacquired by the Company, including shares repurchased on the open market.

    Should an option expire or terminate for any reason prior to exercise in full, the shares subject to the portion of the option not so exercised will be available for subsequent option grant under the Special Plan.

CHANGES IN CAPITALIZATION

    In the event any change is made to the Company's outstanding common stock by reason of any stock split, stock dividend, combination of shares, exchange of shares or other change affecting the outstanding common stock as a class without the Company's receipt of consideration, appropriate adjustments will be made to
(i) the maximum number and/or class of securities issuable under the Special Plan and (ii) the number and/or class of securities available for purchase under each outstanding option and the exercise price payable per share in order to prevent the dilution or enlargement of benefits thereunder.

ELIGIBILITY

    Only non-employee Board members are eligible to participate in the Special Plan. As of January 31, 1999, seven non-employee Board members were eligible to participate in the Special Plan.

OPTION GRANTS

    Each non-employee Board member may elect to apply all or a portion, in 25% increments, of his annual retainer fee and Chairman of the Board fees for the year to the acquisition of options to purchase shares of common stock in lieu of receipt of those fees in cash. The election must be filed with the Company's Chief Financial Officer before the start of the calendar year for which the fees would otherwise be payable in cash. Each non-employee Board member who files such a timely election will automatically be granted four separate stock options during the calendar year for which the election is in effect. The option grants will be made on the first business day of January, April, July and October. However, no option grants will be made to any non-employee Board member following his cessation of Board service.

    The number of shares of common stock subject to each option granted will be determined by dividing (i) one-fourth of the fees for the year applied to the program by (ii) the Black-Scholes formula value of the option, as determined by the Company's independent financial advisors.

EXERCISE AND TERM OF OPTIONS

    Each option will be immediately exercisable for any or all of the option shares as fully vested shares. However, all options granted before the Annual Meeting (the grants made on January 4, 1999 and those to be made on April 1, 1999) will not become exercisable unless the Special Plan is approved by the shareholders at the Annual Meeting.

    Each option will have an exercise price per share equal to the fair market value per share of common stock on the grant date and will have a maximum term of 10 years measured from such grant date.

    For all valuation purposes under the Special Plan, the fair market value per share of common stock on any relevant date will be the closing selling price per share on that date, as officially quoted on the composite tape of transactions on the New York Stock Exchange. On January 31, 1999, the closing selling price per share was $8.375.

    The exercise price may be paid in cash or in shares of common stock. Options may also be exercised through a same-day sale program, pursuant to which a designated brokerage firm will effect the immediate sale of those shares and pay over to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price for the purchased shares.

CESSATION OF BOARD SERVICE

    Each option grant will remain exercisable for a three year period following the optionee's cessation of Board service. In no event, however, may the option be exercised after the expiration date of the ten year option term.

LIMITATIONS

    No optionee under the Special Plan is to have any shareholder rights with respect to the option shares until the optionee has exercised the option, paid the exercise price for the purchased shares and become the record holder of those shares. Generally, an option will not be assignable or transferable other than by will or the laws of inheritance, and during the optionee's lifetime the option may be exercised only by the optionee. However, the optionee may, in connection with his estate plan, transfer the option during his lifetime to members of his immediate family or to a trust established for such family members. The transferred portion may only be exercised by the persons who acquire a proprietary interest in the option pursuant to the assignment.

CORPORATE TRANSACTION

    Each outstanding option will terminate upon acquisition of the Company by merger or sale of all or substantially all of the Company's assets, unless assumed by the successor entity or its parent company. Each outstanding option that is assumed in connection with such an acquisition of the Company will be appropriately adjusted to apply and pertain to the number and class of securities that would have been issued to the option holder in the consummation of such transaction had that option been exercised immediately before such transaction. Appropriate adjustments will also be made to the option exercise price payable per share, provided that the aggregate option exercise price shall remain the same.

NEW PLAN BENEFITS

    The table below shows, as to the Company's non-employee Board members, both individually and as a group, the number of shares of common stock subject to options granted to them on January 4, 1999 pursuant to their election to apply all or part of their calendar year 1999 fees to the acquisition of stock options under the Special Plan together with the exercise price payable per share.

             SPECIAL NON-EMPLOYEE DIRECTOR STOCK RETAINER FEE PLAN

NAME                                          NUMBER OF OPTION SHARES  EXERCISE PRICE PER SHARE
--------------------------------------------  -----------------------  -------------------------
Charles Crocker.............................             1,097                 $    8.75
Gordon P. Andrews...........................             2,195                      8.75
Hamilton W. Budge...........................             2,195                      8.75
Kenneth G. Hanna............................             2,195                      8.75
Hugo G. L. Powell...........................             2,195                      8.75
Brooks Walker, Jr...........................             2,195                      8.75
Robert Stevens Miller, Jr...................             2,195                      8.75
All current non-employee Board members as a
  group (7 persons).........................            14,267                      8.75

    In addition, each of the foregoing non-employee Board members will also receive an additional option grant under the Special Plan on April 1, 1999 pursuant to his election under the Special Plan.

    All options under the Special Plan, whether granted on January 4, 1999 or to be granted on April 1, 1999, are subject to the shareholder approval of this Proposal and will not become exercisable in whole or in part unless such shareholder approval is obtained. Shareholder approval of this Proposal will constitute ratification of the option grants made under the Special Plan on January 4, 1999 and April 1, 1999.

PLAN AMENDMENT AND TERMINATION

    The Board may amend the provisions of the Special Plan at any time, subject to any required shareholder approval under applicable law or regulation.

    Unless sooner terminated by the Board, the Special Plan will terminate on the earlier of (i) December 31, 2008 or (ii) the date on which all shares available for issuance under the Special Plan have been issued pursuant to the exercise of outstanding options. If the Special Plan is terminated on December 31, 2008, any options outstanding will remain in force in accordance with the provisions of the instruments evidencing such grants.

FEDERAL INCOME TAX CONSEQUENCES

    Options granted under the Special Plan will be nonstatutory options that are not intended to satisfy the requirements of Section 422 of the Internal Revenue Code.

    No taxable income is recognized by an optionee upon the grant of a nonstatutory option. The optionee will recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares.

    The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonstatutory option. The deduction will be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

ACCOUNTING TREATMENT

    Under the accounting rules currently in effect for equity incentive programs for non-employee Board members, the option grants under the Special Plan generally will not result in any compensation expense included in the Company's reported earnings because those grants will have an exercise price equal to the fair market value of the shares on the grant date. However, the fair value of those options will have to be disclosed in the notes to the Company's financial statements, and the Company must also disclose, in proforma notes to the Company's financial statements, the impact those options would have upon the Company's reported earnings were the fair value of those options at the time of grant treated as compensation expense. In addition, the number of outstanding options may be a factor in determining the Company's earnings per share on a diluted basis.

    Because the option grants made under the Special Plan on January 4, 1999 and the option grants to be made on April 1, 1999 will be subject to shareholder approval, the Company may have to recognize compensation expense in the fiscal quarter in which the Special Plan is approved. The amount of that expense will be equal to the number of shares subject to the options outstanding at the time of such shareholder approval multiplied by the excess (if any) of the fair market value per share of the common stock at that time over the option exercise price payable per share.

    Under a recently proposed amendment to current accounting principles, option grants made to non-employee Board members will result in a direct charge to the Company's reported earnings based upon the fair value of the option measured on the vesting date of that option. However, in the event the proposal is adopted, the impact of the charge should be mitigated by the fact that the non-employee Board member will only receive stock options under the Special Plan to the extent he elects to forego the fees otherwise payable to him in cash for the same period.

SHAREHOLDER APPROVAL

    The affirmative vote of a majority of the voting shares of the Company present or represented and entitled to vote at the Annual Meeting is required to approve the Special Plan. Abstentions have the same effect as "no" votes in determining whether the Special Plan is approved. Broker nonvotes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote on the Proposal. Should such shareholder approval not be obtained, then the Special Plan will not be implemented and any outstanding options granted under such Plan will immediately terminate and cease to be outstanding.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors recommends that the shareholders vote FOR approval of the Special Plan.

                                 PROPOSAL NO. 3
          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors, upon the recommendation of the Audit Committee of the Board, appointed Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999, subject to ratification by the shareholders at the Annual Meeting. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions. The Board of Directors recommends that the shareholders approve this appointment. Although this appointment is not required to be submitted to a vote by the shareholders, the Company continues to believe it appropriate, as a matter of policy, to request the shareholders' ratification. If the shareholders do not ratify this appointment, the Board of Directors will reconsider such selection.

                             SHAREHOLDER PROPOSALS

    The Company's bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice. For any shareholder proposal or nomination to be considered at the 2000 Annual Meeting of Shareholders, the shareholder's notice must be received at the Company's principal executive office no later than January 30, 2000. In addition, any shareholder proposal to be considered for inclusion in the Company's proxy statement for the 2000 Annual Meeting of Shareholders must be received at the Company's principal executive office no later than November 23, 1999.

                            SOLICITATION OF PROXIES

    The cost of soliciting proxies in the enclosed form will be borne by the Company. In addition to solicitation by mail, officers and other employees of the Company may solicit proxies personally or by telephone. The Company may request banks and brokers or other similar agents or fiduciaries to transmit the proxy materials to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing.

                                 OTHER MATTERS

    The Board of Directors does not know of any other matters that will be presented for action at the Annual Meeting. However, if other matters come before the meeting, the persons named in each proxy intend to vote it in accordance with their best judgment.

                        ANNUAL REPORT--FINANCIAL MATTERS

    The annual report to shareholders covering the operations of the Company for the year 1998, including financial statements, is enclosed herewith. Copies of the 1998 annual report and annual 10-K, including financial statements and schedules filed with the SEC, may be obtained from Ms. Maria M. Pope, Treasurer and Secretary, Pope & Talbot, Inc., P.O. Box 8171, Portland, Oregon 97207.

                                          By order of the Board of Directors

                                          Maria M. Pope

                                          TREASURER AND SECRETARY

March 26, 1999

                                   EXHIBIT I
                              POPE & TALBOT, INC.
             SPECIAL NON-EMPLOYEE DIRECTOR STOCK RETAINER FEE PLAN

    I.  PURPOSE OF THE PLAN

    This Special Non-Employee Director Stock Retainer Fee Plan (the "Plan") is intended to promote the interests of Pope & Talbot, Inc., a Delaware corporation (the "Corporation"), by providing the non-employee members of the Corporation's Board of Directors with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in the service of the Corporation.

    II.  ADMINISTRATION OF THE PLAN

    The terms and conditions of each option grant (including the timing and pricing of the option grant) shall be determined solely pursuant to the express terms and conditions of the Plan, and neither the Board nor any committee of the Board shall exercise any discretionary functions with respect to option grants made pursuant to the Plan.

    III.  STOCK SUBJECT TO THE PLAN

    A. Shares of the Corporation's Common Stock shall be available for issuance under the Plan and shall be drawn from either the Corporation's authorized but unissued shares of Common Stock or from reacquired shares of Common Stock, including shares repurchased by the Corporation on the open market. The maximum number of shares of Common Stock issuable under this Plan shall not exceed 300,000 shares, subject to adjustment from time to time in accordance with the provisions of this Article III.

    B. Should one or more outstanding options under the Plan expire or terminate for any reason prior to exercise in full, then the shares subject to the portion of each option not so exercised shall be available for subsequent option grant under the Plan. In addition, should the exercise price of an outstanding option under the Plan be paid with shares of Common Stock, then the number of shares of Common Stock available for issuance under this Plan shall be reduced only by the net number of shares of Common Stock actually issued to the holder of such option, and not by the gross number of shares for which such option is exercised.

    C. Should any change be made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, then the Board shall make appropriate adjustments to (i) the maximum number and/or class of securities issuable under the Plan and (ii) the number and/or class of securities and price per share in effect for each option outstanding under the Plan. Such adjustments to the outstanding options are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such options. The adjustments determined by the Board shall be final, binding and conclusive.

    IV.  OPTION GRANTS

    Each non-employee Board member may elect to apply all or a portion, in twenty-five percent (25%) increments, of the annual retainer fee and any Chairman of the Board fees for the year to the acquisition of stock options under the Plan in lieu of payment of those fees in cash. Such election must be filed with the Corporation's Chief Financial Officer prior to the start of the calendar year for which the fees which are the subject of that election would otherwise be payable in cash. Each non-employee Board member who files such a timely election shall automatically be granted four (4) separate stock options under this Plan during the calendar year for which such election is in effect. The grants shall be made on the first business day in January, April, July and October of that year. However, no option grants shall be made to any non-employee Board member following his or her cessation of Board service.

    V.  OPTION GRANTS

    Each quarterly stock option grant shall be a Non-Statutory Option governed by the terms and conditions specified below.

    A. EXERCISE PRICE. The exercise price per share shall be equal to the Fair Market Value per share of Common Stock on the grant date.

    B. NUMBER OF OPTION SHARES. The number of shares of Common Stock subject to the option shall be determined by dividing (i) one-fourth of the fees for the year applied to the program by (ii) the Black-Scholes formula value of the option, as determined by the Corporation's independent financial advisors.

    C. OPTION TERM. Each option shall have a maximum term of ten (10) years measured from the grant date.

    D. EXERCISABILITY. Each option grant shall be immediately exercisable for any or all of the option shares as fully vested shares. However, any options granted prior to the 1999 Annual Stockholders Meeting shall be subject to stockholder approval of this Plan at such Annual Meeting and shall not become exercisable unless and until such stockholder approval is obtained.

    E. LIMITED TRANSFERABILITY OF OPTIONS. During the lifetime of the Optionee the option may, in connection with the Optionee's estate plan, be assigned in whole or in part to one or more members of the Optionee's immediate family or to a trust established exclusively for one or more such family members. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Corporation may deem appropriate. Should the Optionee die while holding the option, then that option shall be transferred in accordance with the Optionee's will or the laws of descent and distribution.

    F.  EFFECT OF TERMINATION OF BOARD SERVICE.

    1. Should the Optionee cease for any reason to serve as a Board member while holding one or more option grants under the Plan, then such individual shall have a three (3)-year period following the date of such cessation of Board service in which to exercise each such option for any or all of the option shares at the time subject to that option. In no event shall any option grant remain exercisable after the expiration date of the ten (10)-year option term.

    2. Should the Optionee die while holding one or more option grants under the Plan, then each such grant may subsequently be exercised, for any or all of the option shares at the time subject to that option, by the personal representative of the Optionee's estate or by the person or persons to whom the option is transferred pursuant to the Optionee's will or in accordance with the laws of descent and distribution. The right to exercise each such option shall lapse upon the EARLIER of (i) the expiration of the three (3)-year period measured from the date of the Optionee's cessation of Board service or
(ii) the expiration of the ten (10) year option term.

    G. CORPORATE TRANSACTION. Each outstanding option shall terminate at the time of a Corporate Transaction, except to the extent that option is assumed by the successor entity or its parent company. Each option which is so assumed shall, immediately after the Corporate Transaction, be appropriately adjusted to apply and pertain to the number and class of securities which would have been issued to the option holder in the consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the option exercise price payable per share, PROVIDED the aggregate option exercise price shall remain the same.

    H. STOCKHOLDER RIGHTS. The holder of an option grant shall have no stockholder rights with respect to any shares subject to such option until such individual shall have exercised the option, paid the exercise price for the purchased shares and become a holder of record of the shares.

    I. REMAINING TERMS. The remaining terms and conditions of each option grant shall be as set forth in the form of Stock Option Agreement attached as EXHIBIT A.

    VI.  AMENDMENT OF THE PLAN AND AWARDS

    The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect the rights and obligations with respect to stock options at the time outstanding under the Plan unless the affected Optionees consent to such amendment or modification. In addition, certain amendments may require stockholder approval pursuant to applicable laws or regulations.

    EFFECTIVE DATE AND TERM OF PLAN

    A. The Plan shall be implemented effective January 4, 1999, subject to stockholder approval of the Plan at the 1999 Annual Stockholders Meeting. If such stockholder approval is not obtained, then the Plan shall terminate, all options previously granted hereunder shall terminate and cease to be outstanding, and no further option grants shall be made under the Plan.

    B. If the Plan is approved by the stockholders at the 1999 Annual Meeting, then the Plan shall remain in effect until the EARLIER of (i) December 31, 2008 or (ii) the date on which all shares available for issuance under this Plan shall have been issued pursuant to the exercise of outstanding options. If the date of plan termination is determined under clause (i) above, then all option grants outstanding on such date shall thereafter continue to have force and effect in accordance with the provisions of the instruments evidencing those grants.

    VII.  USE OF PROCEEDS

    Any cash proceeds received by the Corporation from the sale of shares pursuant to option grants or share issuances under the Plan shall be used for general corporate purposes

    VIII.  REGULATORY APPROVALS

    A. The implementation of the Plan, the granting of any option under the Plan and the issuance of Common Stock upon the exercise of the option grants made hereunder shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it, and the Common Stock issued pursuant to it.

    B. No shares of Common Stock or other assets shall be issued or delivered under this Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any securities exchange on which the Common Stock is then listed for trading.

    IX.  NO IMPAIRMENT OF RIGHTS

    Neither the action of the Corporation in establishing the Plan nor any provision of the Plan shall be construed or interpreted so as to affect adversely or otherwise impair the right of the Corporation or the stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law.

    X.  MISCELLANEOUS PROVISIONS

    A. The right to acquire Common Stock or other assets under the Plan may not be assigned, encumbered or otherwise transferred by any Optionee.

    B. The provisions of the Plan relating to the exercise of the outstanding options shall be governed by the laws of the State of Oregon, as such laws are applied to contracts entered into and performed in such State.

    C. The provisions of the Plan shall inure to the benefit of, and be binding upon, the Corporation and its successors or assigns, and the Optionees, the legal representatives of their respective estates, their respective heirs or legatees and their permitted assignees.

                                    APPENDIX

        For purposes of the Plan, the following definitions shall be in effect:

        A.  BOARD:  the Corporation's Board of Directors.

        B.  CODE:  the Internal Revenue Code of 1986, as amended.

        C.  COMMON STOCK:  shares of the Corporation's common stock.

        D. CORPORATE TRANSACTION: any of the following stockholder-approved transactions to which the Corporation is a party:

            (i) a merger or consolidation in which the Corporation is not the surviving entity, except for a transaction the principal purpose of which is to change the State in which the Corporation is incorporated,

            (ii) the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation, or

           (iii) any reverse merger in which the Corporation is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger.

        E. EFFECTIVE DATE: the January 4, 1999 date on which the first stock option grants shall be made under the Plan, subject to stockholder approval at the 1999 Annual Meeting.

        F. FAIR MARKET VALUE: the Fair Market Value per share of Common Stock determined in accordance with the following provisions:

            (i) If the Common Stock is at the time listed or admitted to trading on the New York Stock Exchange or on any other national securities exchange, then the Fair Market Value shall be the closing selling price per share on the date in question, as officially quoted on the composite tape of transactions on the exchange serving as the primary market for the Common Stock. If there is no reported sale of Common Stock on such exchange on the date in question, then the Fair Market Value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

            (ii) If the Common Stock is not at the time listed or admitted to trading on any national securities exchange but is traded on the Nasdaq National Market, the Fair Market Value shall be the closing selling price per share on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market. If there is no reported closing selling price for the Common Stock on the grant date, then the closing selling price on the last preceding date for which such quotation exists shall be determinative of Fair Market Value.

        G.  1934 ACT:  the Securities Exchange Act of 1934, as amended.

        H.  OPTIONEE:  any person to whom an option is granted under the Plan.

                                   EXHIBIT A
                              POPE & TALBOT, INC.
                             STOCK OPTION AGREEMENT

RECITALS

    A. The Corporation has implemented the Special Non-Employee Director Stock Retainer Fee Plan (the "Plan") pursuant to which eligible non-employee members of the Corporation's Board of Directors (the "Board") may elect to apply all or a portion of the annual retainer fee and any Chairman of the Board fees for the year to the acquisition of stock options in lieu of payment of those fees in cash.

    B. Optionee is an eligible non-employee Board member, and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the grant of a stock option to purchase shares of the Corporation's common stock ("Common Stock") under the Plan.

    C. The granted option is intended to be a non-statutory option which does NOT meet the requirements of Section 422 of the Internal Revenue Code.

    D. All capitalized terms in this Agreement, to the extent not otherwise defined in the Agreement, shall have the meaning assigned to them in the attached Appendix.

    NOW, THEREFORE, it is hereby agreed as follows:

    1. GRANT OF OPTION. The Corporation hereby grants to Optionee, as of the Grant Date, a Non-Statutory Option to purchase up to the number of Option Shares specified in the Grant Notice. The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the Exercise Price.

    2. OPTION TERM. This option shall have a maximum term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5 or Paragraph 6.

    3. LIMITED TRANSFERABILITY. During the lifetime of the Optionee the option may, in connection with the Optionee's estate plan, be assigned in whole or in part to one or more members of the Optionee's immediate family or to a trust established exclusively for one or more such family members. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate. Should Optionee die while holding this option, then the option shall be transferred in accordance with Optionee's will or the laws of descent and distribution.

    4. EXERCISABILITY/VESTING. This option shall be immediately exercisable for any or all of the Option Shares as fully-vested shares and shall remain so exercisable until the Expiration Date or the sooner termination of the option term under Paragraph 5 or Paragraph 6. In no event, however, shall this option become exercisable for any of the Option Shares prior to stockholder approval of the Plan at the 1999 Annual Stockholders Meeting. Should such stockholder approval not be obtained, then this option shall immediately terminate.

    5. CESSATION OF BOARD SERVICE. Should Optionee cease service as a Board member while this option remains outstanding, then the option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date in accordance with the following provisions:

        -- Should Optionee cease for any reason to serve as a Board member while this option is outstanding, then the period during which this option may be exercised, for any or all of the Option Shares at the time subject to this option, shall be limited to the three (3)-year period measured from the date of such cessation of Board service. In no event, however, shall this option be exercisable at any time after the Expiration Date.

        -- Should Optionee die while holding this option, then the personal representative of Optionee's estate or the person or persons to whom the option is transferred pursuant to Optionee's will or in accordance with the laws of descent and distribution shall have the right to exercise this option for any or all of the Option Shares at the time subject to this option. Such right shall terminate, and this option shall accordingly cease to be exercisable for such Option Shares, upon the earlier of (A) the expiration of the three (3)-year period measured from the date of Optionee's cessation of Board service or (B) the specified Expiration Date of the option term.

    6. CORPORATE TRANSACTION. This option shall terminate at the time of a Corporate Transaction, except to the extent assumed by the successor entity or its parent company. To the extent this option is so assumed, the option shall be appropriately adjusted, immediately after the Corporate Transaction, to apply and pertain to the number and class of securities which would have been issued to the holder of this option in the consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the Exercise Price payable per share, PROVIDED the aggregate Exercise Price shall remain the same.

    7. ADJUSTMENT IN OPTION SHARES. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the total number and/or class of securities subject to this option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

    8. STOCKHOLDER RIGHTS. The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become a holder of record of the purchased shares.

    9.  MANNER OF EXERCISING OPTION.

    A. In order to exercise this option for all or any part of the Option Shares for which the option is at the time exercisable, Optionee (or in the case of exercise after Optionee's death, Optionee's executor, administrator, heir or legatee, as the case may be) must take the following actions:

        (i) The Secretary of the Corporation shall be provided with written notice of the option exercise (the "Exercise Notice"), in substantially the form of Exhibit A1 attached hereto, in which there is specified the number of Option Shares to be purchased under the exercised option.

        (ii) The aggregate Exercise Price for the purchased shares shall be paid in one or more of the following alternative forms:

               --  payment in cash or check made payable to the Corporation; or

               -- payment in shares of Common Stock held by Optionee (or any other person or persons exercising the option) for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

               -- payment effected through a broker-dealer sale and remittance procedure pursuant to which Optionee shall provide irrevocable instructions (A) to a Corporation-designated brokerage firm to effect the immediate sale of the shares purchased under the option and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for those shares plus the applicable Federal, State and local income taxes required to be withheld by the Corporation by reason of such exercise and (B) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

       (iii) Appropriate documentation evidencing the right to exercise this option shall be furnished the Corporation if the person or persons exercising the option is other than the Optionee.

        (iv) Appropriate arrangement must be made with the Corporation for the satisfaction of all Federal, State and local income tax withholding requirements applicable to the option exercise.

    B. Except to the extent the sale and remittance procedure specified above is utilized in connection with the exercise of the option, payment of the Exercise Price for the purchased shares must accompany the Exercise Notice delivered to the Corporation in connection with the option exercise.

    C. As soon as practical after the Exercise Date, the Corporation shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate or certificates representing the purchased Option Shares.

    D. In no event may this option be exercised for any fractional shares.

    10. NO IMPAIRMENT OF RIGHTS. This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets. In addition, this Agreement shall not in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Corporation or the stockholders to remove Optionee from the Board at any time in accordance with the provisions of applicable law.

    11.  COMPLIANCE WITH LAWS AND REGULATIONS.

    A. The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of the New York Stock Exchange.

    B. The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. However, the Corporation shall use its best efforts to obtain all such applicable approvals.

    12. SUCCESSORS AND ASSIGNS. Except to the extent otherwise provided in Paragraph 3 or Paragraph 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Optionee, Optionee's assigns and the legal representatives, heirs and legatees of Optionee's estate.

    13. CONSTRUCTION/GOVERNING LAW. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the express terms and provisions of the Plan. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Oregon without resort to that State's conflict-of-laws rules.

    14. NOTICES. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee's signature line on the Grant Notice. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

                                   EXHIBIT A1
                               NOTICE OF EXERCISE

    I hereby notify Pope & Talbot, Inc. (the "Corporation") that I elect to
purchase       shares of the Corporation's Common Stock (the "Purchased Shares")
at the option exercise price of $      per share (the "Exercise Price") pursuant
to that certain option (the "Option") granted to me under the Corporation's
Special Non-Employee Director Stock Retainer Fee Plan on            , 1999.

    Concurrently with the delivery of this Exercise Notice to the Secretary of the Corporation, I shall hereby pay to the Corporation the Exercise Price for the Purchased Shares in accordance with the provisions of my agreement with the Corporation evidencing the Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise. Alternatively, I may utilize the special broker/dealer sale and remittance procedure specified in my agreement to effect payment of the Exercise Price for any Purchased Shares.

-------------------------------------------   -------------------------------------------
Date                                          Optionee

                                              Address:  ---------------------------------

                                                         ---------------------------------
Print name in exact manner
it is to appear on the
stock certificate:
                                              -------------------------------------------

Address to which certificate
is to be sent, if different
from address above:                           -------------------------------------------

                                              -------------------------------------------

Social Security Number:
                                              -------------------------------------------

                                    APPENDIX

        The following definitions shall be in effect under the Agreement:

        A. AGREEMENT shall mean this Stock Option Agreement.

        B.  BOARD shall mean the Corporation's Board of Directors.

        C.  CODE shall mean the Internal Revenue Code of 1986, as amended.

        D. COMMON STOCK shall mean the Corporation's common stock.

        E. CORPORATE TRANSACTION shall mean any of the following stockholder-approved transactions to which the Corporation is a party:

            (i) a merger or consolidation in which the Corporation is not the surviving entity, except for a transaction the principal purpose of which is to change the State in which the Corporation is incorporated,

            (ii) the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation, or

           (iii) any reverse merger in which the Corporation is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger.

        F.  CORPORATION shall mean Pope & Talbot, Inc., a Delaware corporation.

        H. EXERCISE DATE shall mean the date on which the option shall have been exercised in accordance with Paragraph 9 of the Agreement.

        I. EXERCISE PRICE shall mean the exercise price payable per share as specified in the Grant Notice.

        J. EXPIRATION DATE shall mean the date on which the option term expires as specified in the Grant Notice.

        K. FAIR MARKET VALUE per share of Common Stock on any relevant date shall be determined as follows:

            (i) If the Common Stock is at the time listed or admitted to trading on the New York Stock Exchange or on any other national securities exchange, then the Fair Market Value shall be the closing selling price per share on the date in question, as officially quoted on the composite tape of transactions on the exchange serving as the primary market for the Common Stock. If there is no reported sale of Common Stock on such exchange on the date in question, then the Fair Market Value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

            (ii) If the Common Stock is not at the time listed or admitted to trading on any national securities exchange but is traded on the Nasdaq National Market, the Fair Market Value shall be the closing selling price per share on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market. If there is no reported closing selling price for the Common Stock on the grant date, then the closing selling price on the last preceding date for which such quotation exists shall be determinative of Fair Market Value.

        L. GRANT DATE shall mean the date of grant of the option as specified in the Grant Notice.

        M. GRANT NOTICE shall mean the Notice of Grant of Stock Option accompanying the Agreement, pursuant to which Optionee has been informed of the basic terms of the option evidenced hereby.

        N. 1934 ACT shall mean the Securities Exchange Act of 1934, as amended.

        O. NON-STATUTORY OPTION shall mean an option not intended to satisfy the requirements of Code Section 422.

        P. OPTION SHARES shall mean the number of shares of Common Stock subject to the option.

        Q. OPTIONEE shall mean the person to whom the option is granted as specified in the Grant Notice.

        S. PLAN shall mean the Corporation's Special Non-Employee Director Stock Retainer Fee Plan.

                      [This Page Intentionally Left Blank]

                                POPE & TALBOT, INC.
                                      PROXY

                     PROXY SOLICITED BY THE BOARD OF DIRECTORS
                FOR THE ANNUAL MEETING OF SHAREHOLDERS, APRIL 29, 1999

The undersigned hereby appoints Hamilton W. Budge, Charles Crocker and Michael Flannery, jointly and severally, with full power of substitution, proxies of the undersigned, to vote the shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Pope & Talbot, Inc., to be held on April 29, 1999, and at any adjournments thereof:

                               FOLD AND DETACH HERE

                                                              Please mark
                                                              your votes as
                                                              indicated in
                                                              this example     X


/ / WITH   / / WITHOUT   1. Authority to vote for the following nominees
                            to the Board of Directors to serve three-year terms, as described in the accompanying Proxy Statement (THE BOARD OF DIRECTORS FAVORS A VOTE WITH AUTHORITY):

              KENNETH G. HANNA, ROBERT STEVENS MILLER, JR., HUGO G.L. POWELL

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

------------------------------------------------

2.  The proposal to approve and ratify the     / / FOR / / AGAINST  / / ABSTAIN
    implementation of the Special Non-Employee
    Director Retainer Fee Plan pursuant to
    which 300,000 shares of the Company's
    Common Stock will be reserved for
    issuance to non-employee Board members
    who elect to forego all or a portion
    of their annual cash retainer fees and
    Chairman of the Board fees in exchange for stock option grants under the Plan (THE
    BOARD OF DIRECTORS RECOMMENDS A VOTE FOR):

3.  The proposal to ratify the selection       / / FOR / / AGAINST  / / ABSTAIN
    of Arthur Andersen LLP to continue as
    independent certified public
    accountants for the year 1999 (THE
    BOARD OF DIRECTORS RECOMMENDS A VOTE
    FOR): and

4.  In their discretion, upon any such
    other matters as may properly come
    before the meeting.

Unless otherwise specified, the proxies are granted the authority to vote for the election of all or any of the nominees for Director and for Proposals 2 and 3.

Please date, sign and return this proxy in the enclosed envelope.

                                       Dated                            , 1999
-------------------------------------        ---------------------------

Please sign here exactly as name(s) appear(s) hereon. (When signing as attorney, administrator, trustee, guardian or corporate officer, please so indicate.)

                            FOLD AND DETACH HERE